Exhibit 5.1
January 7, 2011
StemCells, Inc.
3155 Porter Drive
Palo Alto, California 94394

Re:	Registration Statement on Form S-3 (Registration No. 333-170300), initially filed on November 3, 2010 with the Securities and Exchange Commission (the “Commission”) and declared effective on November 16, 2010.
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated November 16, 2010 (the “Base Prospectus”) and the prospectus supplement dated January 7, 2011 (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by StemCells, Inc. (the “Company”) of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and options (the “Options”) to purchase 6,000,000 shares of Common Stock (the “Option Shares”), which Shares, Options and Option Shares are covered by the Registration Statement. We understand that the Shares, Options and Option Shares are to be offered and sold in the manner described in the Prospectus.
We have acted as counsel for the Company in connection with the issuance of the Shares, Options and Option Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that (i) the Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable (ii) the Options, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Option Shares, when issued and sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Shares, Options and Option Shares while the Registration Statement remains effective.
Very truly yours,
/s/ Ropes & Gray LLP

Ropes & Gray LLP